As filed with the Securities and Exchange Commission on December 27, 2023

Registration No. 333-265981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-265981

UNDER

THE SECURITIES ACT OF 1933

POINT BIOPHARMA GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0800493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4850 West 78th Street,

Indianapolis, IN 46268

(317) 543-9957

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Philip L. Johnson

President

Point Biopharma Global Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

Telephone: (317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Asher Qazi

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

POINT Biopharma Global Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) this post-effective amendment (the “Post-Effective Amendment”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statement on Form S-3 as of the date hereof (the “Registration Statement”):

•

Registration No. 333-265981, filed with the Commission on July 1, 2022, which registered (i) shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) shares of preferred stock of the Company, par value $0.0001 per share (the “Preferred Stock”), (iii) debt securities, (iv) warrants to purchase shares of Common Stock, shares of Preferred Stock or debt securities, (v) subscription rights to purchase shares of Common Stock, shares of Preferred Stock or debt securities and/or (vi) units consisting of some or all of these securities, from time to time in one or more offering, as shall have a maximum aggregate offering price not to exceed $400,000,000.

Pursuant to the Agreement and Plan of Merger, dated as of October 2, 2023, by and among Eli Lilly and Company, an Indiana Corporation (the “Parent”), Yosemite Falls Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 27, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statement as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on December 27, 2023.

POINT BIOPHARMA GLOBAL INC.

By:	/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.